Exhibit 99.1
news release

NYSE: TC
TSX: TCM
July 10, 2014

THOMPSON CREEK METALS COMPANY ANNOUNCES
SECOND QUARTER 2014 OPERATING RESULTS

Denver, Colorado - Thompson Creek Metals Company Inc. (“Thompson Creek” or the “Company”) announced today production results for the three and six months ended June 30, 2014 for its three operating mines, Mt. Milligan, Thompson Creek and Endako. Total concentrate production for Mt. Milligan for the quarter ended June 30, 2014 was 29.7 thousand dry tonnes, with 16.0 million pounds of payable copper and 37.0 thousand ounces of payable gold. Total concentrate production for Mt. Milligan for the six months ended June 30, 2014 was 57.9 thousand dry tonnes, with 30.3 million pounds of payable copper and 76.2 thousand ounces of payable gold. Molybdenum production was 7.5 million pounds for the second quarter of 2014 and 15.4 million pounds for the first six months of 2014.

	Q2 2014		YTD 2014
	Production	Sales	Production	Sales
Copper and Gold
Mt. Milligan Mine
Payable Copper (million lbs)	16.0	21.9	30.3	32.8
Payable Gold (000's oz)	37.0	52.0	76.2	75.9

Molybdenum (1)

Thompson Creek Mine
Molybdenum (million lbs)	5.1	5.5	10.8	11.3

Endako Mine (75% share)
Molybdenum (million lbs)	2.4	2.0	4.6	4.7

Total Molybdenum (million lbs)	7.5	7.5	15.4	16.0
(1) Molybdenum production pounds reflected are molybdenum oxide and HPM from our mines.

Operations Update:

Mt. Milligan Mine

The ramp-up at Mt. Milligan continues to progress well with mine pit grades and metal recoveries as expected, and mill throughput steadily improving. During the second quarter of 2014, the Company made three shipments of copper and gold concentrate under its sales agreements and received provisional payments for all three of those shipments. The Company received an additional provisional payment for a shipment that took place in the first quarter of 2014. The timing of the gold and copper concentrate shipments and related provisional payments from Mt. Milligan are based on the structure of the Company’s sales agreements.

“We are pleased with our production results and safety performance for this quarter, and in particular, with the operational performance at Mt. Milligan Mine,” said Jacques Perron, Chief Executive Officer of Thompson Creek. “After a number of adjustments in April and May, we achieved an average of 48,065 tonnes per day for the month of June with a record daily mill throughput of 63,970 tonnes on June 16. These operational results are significant milestones for us at this stage of the ramp-up. We continue to expect fluctuations in mill throughput until 75 - 80% of design capacity is reached later this year.”

Thompson Creek Mine

At Thompson Creek Mine, molybdenum production for the second quarter of 2014 was better than expected primarily due to higher ore grades and mill recoveries. Mining of Phase 7 ore is expected to be completed in the third quarter of this year, with stockpiled ore being processed thereafter.

Endako Mine

At Endako Mine, molybdenum production for the second quarter of 2014 was lower than expected. Operational challenges associated with maintaining a consistent feed from the mine to the mill, tailings operational issues, and lower than expected ore grades and recoveries during the second quarter adversely impacted production results.

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a diversified North American mining company. The Company’s principal operating properties are its 100%-owned Thompson Creek Mine, an open-pit molybdenum mine and concentrator in Idaho, its 100%-owned Mt. Milligan Mine, an open-pit copper and gold mine and concentrator in British Columbia, a 75% joint venture interest in the Endako Mine, an open-pit molybdenum mine, concentrator and roaster in British Columbia, and the Langeloth Metallurgical Facility in Pennsylvania. The Company’s development projects include the Berg property, a copper, molybdenum, and silver exploration property located in British Columbia and the Maze Lake property, a gold exploration property located in the Kivalliq District of Nunavut, Canada. The Company’s principal executive office is located in Denver, Colorado. More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains ''forward-looking statements'' within the meaning of the United States Private Securities Litigation Reform Act of 1995 Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and applicable Canadian securities legislation. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "future," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Our forward-looking statements include, without limitation, statements with respect to: future financial or operating performance of the Company or its subsidiaries and its projects; access to existing or future financing arrangements; future inventory, production, sales, payments from customers, cash costs, capital expenditures and exploration expenditures; future earnings and operating results; expected concentrate and recovery grades; estimates of mineral reserves and resources, including estimated mine life and annual production; statements as to the projected ramp-up of Mt. Milligan and other projects, including expected achievement of design capacities; and future operating plans and goals; and future molybdenum, copper and gold prices.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the section entitled "Risk Factors" in Thompson Creek's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Although we have attempted to identify those material factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors, currently unknown to us or deemed immaterial at the present time, that could cause results or events to differ from those anticipated, estimated or intended. Many of these factors are beyond our ability to control or predict. Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Pamela Solly Director, Investor Relations and Corporate Responsibility Thompson Creek Metals Company Inc. Tel: (303) 762-3526 psolly@tcrk.com	Barbara Komorowski Renmark Financial Communications Inc. Tel: (514) 939-3989 bkomorowski@renmarkfinancial.com

3